Exhibit 99.1

Contact:
Media Relations	Jamie Bernard
Charles River Associates	Senior Associate
media@crai.com	Sharon Merrill Associates, Inc.
617-425-3620	617-542-5300

THOMAS A. AVERY JOINS CHARLES RIVER ASSOCIATES (CRA)

BOARD OF DIRECTORS

Brings Deep Experience In Professional Services and Growing Enterprises

BOSTON, February 22, 2016 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that Thomas A. Avery has been appointed to CRA’s Board of Directors effective today. Mr. Avery will serve on the Company’s Compensation Committee.

Mr. Avery is a highly respected business leader who brings more than 35 years of investment banking, venture capital and professional services experience to CRA. As a Managing Director at Raymond James & Associates, he led the technology investment banking group before building and managing relationships in the financial sponsor sector. Prior to joining Raymond James & Associates, he was head of the investment banking group and co-head of the equity capital markets division at Interstate/Johnson-Lane and a General Partner at Noro-Moseley Partners. Previously, Mr. Avery was a General Partner at Summit Partners and Senior Vice President at The Robinson-Humphrey Company.

“Tom Avery is a seasoned financial executive and business leader with a deep understanding of the professional services industry,” said CRA’s Chairman of the Board Rowland T. Moriarty. “It is a pleasure to welcome Tom to CRA’s Board of Directors. We believe his experience in growing enterprises will greatly benefit CRA as we focus on expanding our business.”

“Charles River Associates is a firm highly committed to excellence in economic and management consulting, and I am honored to join the Board to contribute to its growth and success,” said Thomas Avery.

Mr. Avery is currently serving on the Board of Directors of Cicero, Inc. (NASDAQ: CICN), and on the Board of Directors of KIPP Metro Atlanta, a national charter school organization serving low income, minority children. Mr. Avery also has served on numerous private company boards, assisting those companies with advice and help in financing their enterprises, along with planning and executing growth strategies. In addition, Mr. Avery has been a guest lecturer at Georgia Institute of Technology and Emory University.

Mr. Avery graduated Summa Cum Laude from the Georgia Institute of Technology with a bachelor’s degree in industrial management and from the Harvard Business School with a master’s degree in business administration.

About Charles River Associates (CRA)
 Charles River Associates® is a global consulting firm specializing in litigation, regulatory, financial, and management consulting. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world and celebrated its 50th anniversary in 2015. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at http://www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.